CONFIRMING STATEMENT

      This Statement confirms that the undersigned has authorized and designated Madison A. Kaplan to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's beneficial ownership of, or transactions in, securities of CPI Aerostructures, Inc.  The authority of Madison A. Kaplan under this Statement shall continue until 10:00 p.m. on December 8, 2014, unless earlier revoked in writing.  The undersigned acknowledges that Madison A. Kaplan is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

       _/s/ Michael Faber   _____________

       Michael Faber

Dated:  December 23, 2014